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                        EXHIBIT ATTACHED TO THIS FORM 8-K



Number        Description
------        -----------

10.1          Description of Employment Arrangement between Overhill Farms, Inc.
              and Tracy E. Quinn







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EXHIBIT 10.1
                  Description of Employment Arrangement between
                     Overhill Farms, Inc. and Tracy E. Quinn


                                 OVERHILL FARMS

                                 August 30, 2007


Dear Ms. Quinn:

         We are pleased to confirm our offer to have you join us to fill the role of interim CFO, reporting to me as CEO. Your starting base monthly salary will be $30,000 (pro rated for any partial month). In addition, we will pay or reimburse you for all reasonable travel expenses from the Pittsburgh, Pennsylvania area to southern California and all reasonable living expenses while you are in southern California on Overhill Farms business.

         The initial term of your employment will be for 90 days, but reviewable by Overhill Farms every 30 days, and terminable at will by either party as described below. Your responsibilities would be all of those normally associated with a CFO of a publicly traded company, including, without limitation, oversight of the filing of, and signature on, Overhill Farms' Form 10-K for the fiscal year ended on or about September 30, 2007, and oversight of Sarbanes-Oxley compliance.

         Please let us know of your decision to join Overhill Farms by signing a copy of this offer letter and returning it to us at your earliest possible convenience. Your offer is contingent upon (1) Insider Trading Policy; and (2) Employee Confidentiality Information Agreement.

         Overhill Farms is an "at-will" employer. That means that both employees and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the Company and by the affected employee.

         You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

         Overhill Farms is an organization that has built an outstanding reputation for exciting, innovative and quality products. Credit for this goes to every one of our employees. We look forward to you accepting our offer and becoming part of the Overhill Farms team.


                                             Sincerely,

                                             Overhill Farms, Inc.



                                             By: /s/ James Rudis
                                                 -------------------------------
                                                 James Rudis, President and CEO

ACCEPTED AND AGREED:



/s/ Tracy Quinn
---------------------------
Tracy Quinn

August 30, 2007
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Date